Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Independent Bank Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share(1)	Other	1,000,000	$47.825 (2)	$47,825,000 (2)	$147.60 per $1,000,000	$7,058.97
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$47,825,000		$7,058.97
	Total Fees Previously Paid Amounts							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$7,058.97

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low prices for the Registrant’s Common Stock as reported on the Nasdaq Stock Market on October 20, 2023, a date within five business days prior to the filing of this Registration Statement.

Table 2: Fee Offset Claims and Sources

Not applicable

Table 3: Combined Prospectuses

Not applicable